EXHIBIT 10.19
STRATEGIC ADVISORY AGREEMENT

THIS STRATEGIC ADVISORY AGREEMENT (this “Agreement”) is made as of January 1, 2017, by and between TG Therapeutics, Inc. a Delaware corporation (the “Company”), Caribe BioAdvisors, LLC, a Puerto Rico limited liability company (the “Advisor” and individually a “Party” or collectively the “Parties”).

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Company desires to obtain certain management, advisory and consulting services from the Advisor, and the Advisor has agreed to perform such services;

WHEREAS, this Agreement has been approved by the Company’s Board of Directors.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Management, Advisory and Consulting Services.

1.1 Board of Directors Supervision. The activities of the Advisor (excluding those as Board member and Chairman of the Board) to be performed under this Agreement shall be subject to the supervision of the Board of Directors of the Company (“Board”) and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Board and in effect from time-to-time. Where not required by applicable law or regulation, the Advisor shall not require the prior approval of the Board to perform its duties under this Agreement. Notwithstanding the foregoing, the Advisor shall not have the authority to bind the Company, and nothing contained herein shall be construed to create an agency relationship between the Company and the Advisor.

1.2 Services.

1.2.1 Scope. Subject to any limitations imposed by applicable law or regulation, the Advisor shall render or cause to be rendered management, advisory and consulting services to the Company, which services may include, without limitation, participation by one or more of Advisor’s employees on the Board of the Company in the capacity of Chairman of the Board and serving as non-employee Executive Chairman providing advice and assistance concerning: strategic vision and planning; identification of growth and expansion opportunities; financial planning; and corporate partnering and business development (collectively, the “Services”). The Advisor shall provide and devote to the performance of this Agreement such employees, Affiliates and agents of the Advisor as the Advisor shall deem appropriate to the furnishing of the Services hereunder which employees (other than Mr. Weiss) shall be billed separately (quarterly in arrears) under a separate staffing services agreement. “Affiliate” means a person or entity that controls, is controlled by or is under common control with a party, but only for so long as such control exists. For the purposes of the definition of Affiliate, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such person or entity, whether by the ownership of at least 50% of the voting stock of such entity, or by contract or otherwise.

1.2.2 Board and Executive Chairman Services. The Company hereby requests and Advisor hereby agrees to provide Mr. Weiss to serve as Chairman of the Board of the Company and to serve as non-employee Executive Chairman. In order to enable Advisor to provide Mr. Weiss, one of its employees, to deliver the requested Services as Chairman of the Board of the Company, the Company agrees to use its best efforts to cause Michael S. Weiss, to be elected as a member of the Company’s Board, and to be selected as Chairman of the Board, throughout the Term and shall include him in the slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire.

1.3 Non-exclusivity. The Advisor shall devote such time and efforts to the performance of Services contemplated hereby as the Advisor deems reasonably necessary or appropriate; provided, however, that while no minimum number of hours is required to be devoted by the Advisor on a weekly, monthly, annual or other basis, the Advisor does agree that it will devote substantial time and effort toward the success of the Company. The Company acknowledges that the Services are not exclusive to the Company and that the Advisor will render similar Services to other persons and entities, subject only to Section 5 below and corporate policies (from time to time enacted) relating to conflict of interests and related parties transactions covering activities of board members. nothing in this Agreement shall prevent the Advisor from providing the Services or any other service for any company. The Company acknowledges and agrees that outside opportunities for B-cell malignancies, Advisor shall not be obligated to present product or technology licensing opportunities to the Company.

2. Term. The Advisor shall provide the Services set forth in Section 1 above from the date hereof until the earlier of (a) termination of this Agreement by mutual agreement of the Advisor and the Company and (b) the 3rd anniversary of this Agreement; provided that this Agreement shall be automatically extended for additional two year periods beyond the initial three years unless the Advisor or the Company provides written notice of its desire not to automatically extend the term of this Agreement to the other Parties hereto at least ninety days prior to the end of the then current term (such period, the “Term”).

No termination of this Agreement, whether pursuant to this Section 2 or otherwise, will affect the Company’s duty to pay any Management Fee (as defined herein in Section 3) accrued, or to reimburse any cost or expense incurred pursuant to Section 4 hereof, prior to the effective date of such termination.  Upon termination of this Agreement, the Advisor’s right to receive any further Management Fee or reimbursement for costs and expenses that have not accrued or been incurred to the date of termination shall cease and terminate.  Additionally, the obligations of the Company under Section 4 (Expenses), Section 7 (Indemnification), the provisions of Section 1.2 above (whether in respect of or relating to Services rendered prior to termination of this Agreement or in respect of or relating to any Services provided after termination of this Agreement) and the provisions of Section 14 (Governing Law) will also survive any termination of this Agreement to the maximum extent permitted under applicable law.  If the Company is acquired in a transaction that values the Company in excess of $1.0 billion, then this Agreement will be terminated and the Company will make a lump sum payment equal to the Annual Consulting Fee (utilizing the value of the Company at the acquisition price in lieu of Market Cap in the table on Schedule 3.1) for the remainder of the Term or two years, whichever is longer.  At the end of the Term, or any earlier termination by mutual agreement or pursuant to the immediately prior sentence, any unvested Restricted Stock will automatically vest unless Advisor decided not to renew at the end of the Term.

3. Compensation.

3.1 In consideration of the management, consulting and financial services to be rendered, the Company will pay to the Advisor an annual base management and consulting fee in cash in the aggregate amount equal to the amount designated on Schedule 3.1 (the “Annual Consulting Fee”), payable in arrears in equal quarterly installments within ten (10) business days of the beginning of each calendar quarter in each year.

3.2 In addition to the Annual Consulting Fee, (a) on the date hereof, Advisor shall receive a one-time grant of Restricted Stock, as set forth on Exhibit A (the “Initial Restricted Stock Award”), and (b) commencing on the date of the Company’s Annual Meeting of stockholders in 2017, and at each Annual Meeting during the Term, the Company shall grant the Advisor a number of restricted shares of the Company’s common stock, par value $0.001 (“Common Stock”) equal to 1.25% of the shares of Common Stock outstanding on the date of grant on a fully-diluted basis (the “Annual Restricted Stock Awards”). Each Annual Restricted Stock Award will vest and become non-forfeitable on the date that the Market Capitalization (as defined herein) is $100 million greater than the Market Capitalization on the respective date of grant, provided that this Agreement remains in effect and has not been terminated.

For purposes of this Agreement, “Market Capitalization” shall be determined by multiplying the total shares of the Company’s Common Stock that are outstanding at that time (including Common Stock issuable upon conversion, exchange or exercise of any derivative security, including without limitation, options, warrants, convertible equity or debt or restricted equity) by the last reported closing price of the Company’s Common Stock on a nationally recognized exchange or in the over-the-counter market.

3.3 Any payment pursuant to this Section 3 shall be made either (i) in cash by wire transfer(s) of immediately available funds to or among one or more accounts as designated from time-to-time by the Advisor to the Company in writing or (ii) by corporate check delivered by U.S. mail or overnight delivery service.

4. Expenses. Actual and direct out-of-pocket expenses reasonably incurred by the Advisor and its personnel in performing the Services shall be reimbursed to the Advisor by the Company upon the delivery to the Company of an invoice, receipt or such other supporting data as the Company reasonably shall require. The Company shall reimburse the Advisor by wire transfer of immediately available funds for any amount paid by the Advisor, which shall be in addition to any other amount payable to the Advisor under this Agreement.

5.  Non-Disclosure and Non-Compete.

5.1 The Advisor understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and may not be converted to its own use. The Advisor hereby agrees that throughout the term of this Agreement and at all times after, for so long as the information at issue remains either Confidential Information or a Trade Secret, the Advisor will not, directly or indirectly, reveal, divulge, or disclose to any person or entity not expressly authorized by the Company any Confidential Information or Trade Secrets and will not, directly or indirectly, use or make use of any Confidential Information or Trade Secrets in connection with any business activity other than that of the Company.

Anything herein to the contrary notwithstanding, the Advisor shall not be restricted from disclosing or using Confidential Information or Trade Secrets that are required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, the Advisor shall provide the Company with prompt written notice of such requirement in time to permit the Company to seek an appropriate protective order or other similar protection prior to any such disclosure by the Advisor.

The parties acknowledge and agree that this Agreement is not intended to, and will not, alter or diminish either the Company’s rights or the Advisor’s obligations under any state or federal statutory or common law regarding confidential information, trade secrets and unfair trade practices and all potential remedies under such laws remain available.

For purposes of this Agreement, “Confidential Information” means all data and information relating to the business of the Company that is disclosed to the Advisor or of which the Advisor becomes aware as a consequence of his employment and that has value to the Company and is not generally known to those not employed or otherwise engaged by the Company. “Confidential Information” shall include, but is not limited to, financial plans and data concerning Company; management planning information; Company’s business plans or strategies (including, without limitation, any merger or acquisition plans); sources of supply; “know how;” Company’s operational methods; market studies; marketing plans or strategies; product development techniques or plans; client and prospective client lists; details of client, supplier and vendor contracts; current and anticipated client requirements; past, current and planned research and development; business acquisition plans; employee compensation and other personnel information; and new personnel acquisition plans. “Confidential Information” shall not include data or information (a) which has been voluntarily disclosed to the public by Company, except where such public disclosure was made without authorization from the Company; (b) which has been independently developed and disclosed by Persons other than the Company or its principals or representatives; or (c) which has otherwise entered the public domain through lawful means. This definition shall not limit any definition of “confidential information” or any equivalent term under applicable state or federal law.

For purposes of this Agreement, “Trade Secret” means information, without regard to form, relating to the Company, its activities, businesses or clients, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential clients or suppliers, which is not commonly known by or available to the public via lawful means and which: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secret shall include, but not be limited to, client lists, client billing and pricing information, technical information regarding the Company’s intellectual property, product development information, patent information and all other information permitted to be covered under the Uniform Trade Secrets Act. This definition shall not limit any definition of “trade secret” or any equivalent term under applicable state or federal law.

5.2 The Advisor agrees that it will not retain or destroy, and will immediately return to the Company on or prior to the end of the Term, or at any other time the Company requests such return, any and all property of the Company that is in its possession or subject to its control, including, but not limited to, keys, credit and identification cards, equipment, client files and information, and all Confidential Information and Trade Secrets. The Advisor will not make, distribute or retain copies of any such information or property. The Advisor agrees that it will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if the Advisor does not return the materials to the Company on or prior to the end of the Term or at any other time the materials are requested by Company, or if the Advisor otherwise fails to comply with this provision.

5.3 The Advisor acknowledges and agrees that the services to the Company as non-employee Executive Chairman are special, unique and extraordinary and that in the course of performing such services the Advisor will be provided with and have access to and knowledge of Confidential Information and Trade Secrets that would be extremely valuable to competitors of the Company. The Advisor further acknowledges and agrees that, due to the unique nature of the Company’s business, the loss of any of its clients or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial and irreparable damage to the Company and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restrictions herein agreed to by the Advisor narrowly and fairly serves such an important and critical business interest of the Company.

5.4 The Advisor agrees that during the Term and for a period of twelve (12) months thereafter, Advisor shall not, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), engage in any business that develops anti-CD20 monoclonal antibodies and PI3K Delta inhibitors (the “Competitive Business”) within the geographic area in which the Company does business, which is deemed by the parties hereto to be worldwide. Notwithstanding the foregoing, nothing contained in this Section 5.4 shall be deemed to prohibit the Advisor from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are deemed a Competitive Business so long as such securities do not, in the aggregate, constitute 9.9% or more of any class or series of outstanding securities of such corporation.

5.5 In the event that the Advisor breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to seek injunctive relief to enforce the restrictions contained in this Section 5 and (ii) to the extent permitted by law, have the right to require the Advisor to account to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Advisor as a result of any transaction constituting a breach of any of the provisions of this Section 5 and the Advisor hereby agrees to account for and pay over such Benefits to the Company. The Company and the Advisor agree that any such action for injunctive relief shall be heard in any of the courts set forth in Section 14 below, and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

5.6 Each of the rights and remedies enumerated in Section 5.5 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 5, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 5 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 5 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

5.7 In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 5, the Advisor shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. The Advisor agrees that it shall not raise in any proceeding brought to enforce the provisions of this Section 5 that the covenants contained herein limit its ability to conduct its business.

5.8 The provisions of this Section 5 shall survive any termination of this Agreement.

6. Decisions and Authority of the Advisor.

6.1 No Liability. In no event will the Advisor or any of its Affiliates be liable to the Company for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the Services to be provided by the Advisor hereunder. The Company reserves the right to make all decisions with regard to any matter upon which the Advisor has rendered advice and consultation, and there shall be no liability of the Advisor for any such advice accepted by the Company pursuant to the provisions of this Agreement. The Advisor will not be liable for any mistakes of fact, errors of judgment or losses sustained by the Company or for any acts or omissions of any kind (including acts or omissions of the Advisor), except to the extent caused by intentional misconduct of the Advisor as finally determined by a court of competent jurisdiction. In such case, the Advisor’s liability shall be limited to direct damages not to exceed the total fees paid to Advisor for the Services provided to the Company through the date of any claim.

6.2 Independent Contractor. The Advisor shall act solely as an independent contractor and shall have complete charge of its respective personnel engaged in the performance of the Services under this Agreement. Neither the Advisor nor its officers, employees or agents will be considered employees or agents of the Company or any of its respective subsidiaries as a result of this Agreement. As an independent contractor, the Advisor shall have authority only to act as an advisor to the Company and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Company or to obtain or incur any right, obligation or liability on behalf of the Company. Nothing contained in this Agreement shall result in the Advisor or any of its partners or members or any of their Affiliates, investment Advisors, investment advisors or partners being a partner of or joint venturer with the Company.

7. Indemnification.

7.1 Indemnification. The Companyshall (i) indemnify the Advisor and its respective Affiliates, directors, officers, employees and agents (collectively, the "Indemnified Party"), to the fullest extent permitted by law, from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses in connection therewith, including without limitation reasonable attorneys’ fees and expenses (“Indemnified Liabilities”) to which the Indemnified Party may become subject, directly or indirectly caused by, related to or arising out of the Services or any other advice or Services contemplated by this Agreement or the engagement of the Advisor pursuant to, and the performance by such Advisor of the Services contemplated by, this Agreement, and (ii) promptly reimburse the Indemnified Party for Indemnified Liabilities as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company or Advisor and whether or not resulting in any liability. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

7.2 Limitations on Indemnity; Restrictions on Liability. The Company shall not be liable under the indemnification contained in Section 7.1 hereof with respect to the Indemnified Party to the extent that such Indemnified Liabilities are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted directly from the Indemnified Party’s willful misconduct. The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, holders of its securities or its creditors related to or arising out of the engagement of the Advisor pursuant to, or the performance by the Advisor of the Services contemplated by, this Agreement.

8. Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with a hard copy sent to the recipient by reputable overnight courier service (charges prepaid)) if telecopied before 5:00 p.m. Eastern Standard Time on a business day, and otherwise on the next business day, (iii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) received via electronic mail by the recipient if received via electronic mail before 5:00 p.m. Eastern Standard Time on a business day, and otherwise on the next business day after such receipt. Such notices, demands and other communications shall be sent to the address for such recipient indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Notices to the Advisor

Caribe Plaza
25 Avenida Ponce de Leon, Suite 1201
San Juan, Puerto Rico 00901
Attn: Michael S. Weiss
msw@caribebio.com

Notices to the Company:

2 Gansevoort Street, 9th Floor
New York, NY 10014
Attn: Sean Power
sp@tgtxinc.com

9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any such terms, provisions, covenants and restrictions which may be hereafter declared invalid, illegal, void or unenforceable.

10. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

11. Counterparts. This Agreement may be executed in multiple counterparts, and any Party may execute any such counterpart, each of which when executed and delivered will thereby be deemed to be an original and all of which counterparts taken together will constitute one and the same instrument. The delivery of this Agreement may be effected by means of an exchange of facsimile or portable document format (.pdf) signatures.

12. Amendments and Waiver. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by both the Company and the Advisor. No waiver on any one occasion will extend to, effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any Party hereto.

13. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto will bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not. Neither the Company nor the Advisor may assign its rights or delegate its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that the Advisor may assign this Agreement to any of its Affiliates.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of Delaware.

15. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the Parties hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Any of the Parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the Parties hereto to the waiver of its right to trial by jury.

16. No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

17. Headings; Interpretation. The headings in this Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

* * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Strategic Advisory Agreement as of the date first written above.

CARIBE BIOADVISORS, LLC
By: /s/ Michael S. Weiss
Michael S. Weiss Chief Executive Officer

TG THERAPEUTICS, INC.
By: /s/ Sean A. Power
Sean A. Power Chief Financial Officer

Schedule 3.1 Annual Consulting Fee

Market Cap on the first day of any Calendar Quarter	Fee for that Calendar Quarter	Annual Management Fee
Below $500M	$25,000	$100,000
$500M-$750M	$62,500	$250,000
$750M-$1B	$125,000	$500,000
$1B-$1.5B	$187,500	$750,000
$1.5-$3B	$250,000	$1,000,000
>$3B	$375,000	$1,500,000

Exhibit A – Restricted Stock Grant and Terms of Vesting

Grant Date: January 1, 2017

Shares	Vesting
860,000	Upon achievement of a Market Capitalization of $375 million.
1,060,000	Upon achievement of a Market Capitalization of $400 million.
700,000	Upon achievement of a Market Capitalization of $450 million.
340,000	Upon achievement of a Market Capitalization of $750 million.
2,960,000